Exhibit 99.1

Old National Bancorp
One Main Street
Evansville, IN 47708
oldnational.com

Media: Kathy A. Schoettlin (812) 465-7269
January 28, 2021 Investors: Lynell J. Walton (812) 464-1366

Old National Bancorp announces quarterly cash dividend and stock repurchase plan

Evansville, Ind. (January 28, 2021) – The Board of Directors of Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) today declared a quarterly cash dividend of $0.14 per share on the Company’s outstanding shares of common stock. The dividend is payable March 15, 2021, to shareholders of record on March 1, 2021. For purposes of broker trading, the ex-date of the cash dividend is February 26, 2021. Based on Old National’s closing price of $17.09 on January 27, 2021, the quarterly dividend represents an annualized dividend yield of 3.3%.

The Board of Directors has also approved the adoption of a stock repurchase plan that authorizes the repurchase of up to $100 million of the outstanding shares of Old National Bancorp common stock, as conditions warrant, through January 31, 2022. These shares may be purchased in either the open market or in privately negotiated transactions, in accordance with SEC regulations.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest bank holding company headquartered in Indiana. With $23.0 billion in assets, it ranks among the top 100 banking companies in the U.S. and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for nine consecutive years. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships and keeping our clients at the center of all we do. This is an approach to business that we call The ONB Way. Today, Old National’s footprint includes Indiana, Kentucky, Michigan, Minnesota, and Wisconsin. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investment and capital market services. For more information and financial data, please visit Investor Relations at oldnational.com.